EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 26, 2001 relating to the financial statements and financial statement schedules of Tribune Company, which appears in Tribune Company's Annual Report on Form 10-K/A for the year ended December 31, 2000.

We also consent to the incorporation by reference in this Registration Statement of our reports dated June 27, 2001 relating to the financial statements, which appear in the Annual Report of Tribune Company Savings Incentive Plan and the KTLA Inc. Hourly Employees' Retirement Plan on Form 10-K/A for the year ended December 31, 2000


/s/ PricewaterhouseCoopers LLP


Chicago, Illinois
October 1, 2001